EXHIBIT 10.2

CONFIDENTIAL TREATEMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

RESEARCH AGREEMENT

THIS AGREEMENT, effective as of the date of the last duly authorized signature below (the “Effective Date”), is entered into by and among IASO BioMed, Inc., with a place of business located at 7315 East Peakview Avenue, Centennial, Colorado 80111 (“IASO BioMed, Inc.”), The Research Institute of the McGill University Health Centre, with an address of 2155 Guy Street, Suite 500, Montreal QC H3H 2R9 (the “Institution”) and Dr. Vassilios Papadopoulos, with an address of The Research Institute of the McGill University Health Centre, 1001 Decarie Blvd., Bloc E, Montreal QC H4A 3J1 (the “Principal Investigator”), governing a research study entitled: “Peptide-based pharmacological induction of androgen formation in male hypogonadism” (the “Study” or “Research Program”), to be conducted by the Principal Investigator at the Institution. IASO BioMed, Inc., Institution, and Principal Investigator shall collectively be referred to as “parties” and individually as a “party”.

WHEREAS, IASO BioMed, Inc., desires to provide certain funding as part of the research activities described above;

WHEREAS, the Institution has the facilities and personnel to conduct the Research Program and the Principal Investigator has the expertise and is willing to perform same; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.	CONDUCT OF THE RESEARCH PROGRAM

Institution and IASO BioMed, Inc., agree that the Research Program shall be conducted in accordance with Exhibit A, which is attached hereto and incorporated herein by reference, and under the direct supervision of the Principal Investigator. Animal care and use for any research undertaken with this grant will be carried out in accordance with applicable national and/or international guidelines for animal care. Institution represents and warrants that Institution’s Facility Animal Care Committee (FACC) has reviewed and approved the Study according to the regulations and guidelines of the Canadian Council on Animal Care (CCAC). The Research Program is an improvement, modification and development (collectively, “Improvements”) under patent number PCT/CA2014/050467 (the “Patent”) and subject to the terms and conditions of the licensing agreement (the “License Agreement”) contemplated by the Summary of Licensing Terms & Conditions (McGill ROI number 14007) and subject to all provisions regarding Improvements therein.

2.	DURATION OF THE RESEARCH PROGRAM

It is expected that the Research Program contemplated hereunder shall continue for a period of one year from the Effective Date of this Agreement. At the end of such period, the parties hereto will evaluate the progress of the Research Program and shall jointly make an overall assessment thereof including a recommendation as to the necessity or desirability of continued research hereunder. The Research Program may be extended by the mutual written consent of Institution, Principal Investigator and IASO BioMed, Inc.

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3.	FUNDING

3.1.

IASO BioMed, Inc. desires to fund and support the Research Program as it relates to the activities conducted at Institution. Accordingly, in consideration of the obligations incurred by Institution hereunder, IASO BioMed, Inc., agrees to pay to Institution the amount of One Hundred and thirty Thousand USA Dollars (US$130,000.00) (the “Funding Amount”), which includes institutional overhead costs, as detailed in the Budget attached hereto as Exhibit B. Institution and Principal Investigator acknowledge that the Funding Amount is allocated for the Term of this Agreement only or as otherwise agreed upon in writing by all parties. The parties agree to consider adjusting the Funding Amount, the scope of the Research Program or the duration in order to accommodate for any changes in the exchange rate that may occur after the date hereof between the U.S. Dollar and Canadian Dollar that would adversely impact the Funding Amount.

3.2.	The Funding Amount will be paid in two installments as set forth below and within twenty (20) days of IASO BioMed, Inc.’s receipt of an invoice by the Institution:

(a)

Fifty percent (50%) or Sixty-five Thousand US Dollars (US$65,000.00), of the Funding Amount, will be payable by IASO BioMed, Inc., as soon as practicable following execution of this Agreement and IASO BioMed, Inc.’s receipt of an invoice from Institution; and

(b)

Fifty percent (50%) or Sixty-five Thousand US Dollars (US$65,000.00), of the Funding Amount, will be payable by IASO BioMed, Inc. at the Study midpoint as evidenced by an Interim Report satisfactory to IASO BioMed, Inc., delivered to IASO BioMed, Inc., but not later than three (3) months from the Effective Date.

3.3.	Payments shall be made payable to The Research Institute of the McGill University Health Centre and sent via wire transfer:

Name of Bank and address:
Beneficiary:
Account Number:
Branch No/Transit No:
Bank Code:
Swift Number:

Mandatory: Acknowledgement of the wire transfers is required. Please send an email correspondence to AccountsReceivable.RIMUHC@muhc.mcgill.ca.

Please indicate following in your email:

-Doctor’s name’s,

-Amount,

-Project/study code

-Invoice’s No.

For information please contact: (514) 934-1934 ext 71455

It is understood that all payments by IASO BioMed, Inc., to Institution under this Agreement shall be made in full as agreed above without any deductions for taxes of any kind.

4.	REPORTS AND CONSULTATION

4.1.

During the term of this Agreement, IASO BioMed, Inc.’s representatives may consult informally with Principal Investigator regarding the Research Program and expenses, both personally and by phone, and Principal Investigator shall be reasonably available for such discussions during regular business hours.

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4.2.

Principal Investigator, within six (6) weeks following the conclusion of the Research Program, shall issue a final written report to IASO BioMed, Inc. concerning the Research Program conducted hereunder and the results thereof, including a list of all inventions, a summary and interpretation of the data, and the results generated there under (“Final Report”).

5.	CONFIDENTIAL INFORMATION

5.1.	“IASO BioMed, Inc., Confidential Information” shall mean, subject to the License Agreement, information, business or technical and the like (including the terms of this Agreement) necessary for Principal Investigator to conduct research under this Agreement which is disclosed by IASO BioMed, Inc., to Institution. Institution agrees that during the term of or any subsequent extension of this Agreement and for five (5) years thereafter, Institution will use its best efforts not to disclose to any third party any IASO BioMed, Inc. Confidential Information without the prior written consent of IASO BioMed, Inc. and not to use Confidential Information except as expressly set forth in this Agreement. Notwithstanding the foregoing, Institution shall have the right to disclose IASO BioMed, Inc. Confidential Information to its employees and students who have a “need-to-know” purpose for the conduct of the Study and who agree to be bound by the confidential terms of this Agreement.

5.2.	“Institution Confidential Information” shall mean, subject to the License Agreement, information, know-how, reagents, procedures, data, results, conclusions, and the like which is developed by Principal Investigator or becomes known to Principal Investigator as a result of the Research Program. IASO BioMed, Inc. agrees that during the term of or any subsequent extension of this Agreement and for five (5) years thereafter, IASO BioMed, Inc. will use reasonable efforts not to disclose to any third party any Institution Confidential Information without the prior written consent of Institution. Notwithstanding the foregoing, IASO BioMed, Inc. shall have the right to disclose Institution Confidential Information to its Affiliates (as defined in Paragraph 17 below) who agree to be bound by the same terms of confidentiality as apply to IASO BioMed, Inc., or as required by its filings with the Securities and Exchange Commission hereunder.

5.3.	Any Confidential Information disclosed by either party to the other shall be in writing and clearly identified as confidential at the time of disclosure, or if orally disclosed, will be reduced to writing by the disclosing party within thirty (30) days and a copy provided to the receiving party.

5.4.	Neither party shall have any obligation of confidentiality with respect to any portions of such Confidential Information which:

(a)	Is, or later becomes, generally available to the public by use, publication or the like, through no fault of the receiving party; or

(b)	is obtained from a third party who had the legal right to disclose the same; or

(c)	the receiving party already possesses, as evidenced by its written records, predating receipt thereof from the disclosing party.

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5.5.	In the event that the receiving party is requested by a court of law, administrative agency or other governmental body to disclose another party’s Confidential Information, the receiving party shall immediately notify the disclosing party and cooperate with the disclosing party to obtain any and all protections available for disclosure of such information prior to any mutually made decision to so disclose it.

6.	DISCLOSURE OF RESULTS

6.1.	Institution and Principal Investigator agree that the results of the Research Program (including all information and physical, chemical, or biological materials) will not be disclosed to any third party for a reasonable time (under normal circumstances forty-five (45) days, which time period may be extended by mutual consent), so as to identify any patentable inventions which may be jeopardized by the proposed disclosure and to enable the filing of appropriate patent applications relating to such inventions.

6.2.	Disclosure by any of the parties to this Agreement shall give proper credit to the other party, unless one of the parties hereto requests otherwise.

7.	PUBLICATION

7.1.	Principal Investigator shall have the complete freedom to publish or present the results of the Study and any background information provided by IASO BioMed, Inc. with permission to publish, that Principal Investigator desires to include in any publication or presentation. Prior to submission for publication or presentation, the Institution will provide IASO BioMed, Inc. forty-five (45) days for review of a manuscript, only for the purpose of determining if IASO BioMed, Inc. desires to file for patent protection and for verification that such publication contains no Confidential Information of IASO BioMed, Inc. If requested in writing, and with reasonable justification, Institution and Principal Investigator will withhold such publication for up to an additional sixty (60) days from receipt of request from IASO BioMed, Inc. to allow for filing of a patent application. Expedited reviews for abstracts, poster presentations or other such presentations will be granted by IASO BioMed, Inc. to Institution and Principal Investigator in good faith.

8.	INVENTIONS AND PATENTS

8.1.	Any inventions or discoveries (whether patentable or copyrightable or not), innovations, suggestions, ideas, communications and reports, developed, made, conceived or otherwise reduced to practice by Institution, Principal Investigator or other personnel of Institution, as a result of conducting research related to the Research Program, shall be promptly disclosed to IASO BioMed, Inc. All Improvements shall be owned by IASO BioMed, Inc.

8.2.	Notwithstanding any obligation of confidentiality between IASO BioMed, Inc. and Institution under this Agreement, IASO BioMed, Inc., at its own expense, may elect to file and prosecute appropriate patent applications and maintain patents issuing therefrom covering such inventions, as well as any inventions conceived and reduced to practice jointly by employees of Institution and IASO BioMed, Inc. In the event IASO BioMed, Inc. elects not to file and prosecute such applications nor maintain the patents issuing therefrom, IASO BioMed, Inc. shall so notify Institution and Institution may, according to Institution’s internal policies and guidelines, and with the full cooperation of IASO BioMed, Inc., file and prosecute such application and maintain the patents issuing therefrom.

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8.3.	In the event the Research Program is not deemed an Improvement to the Patent, Institution and IASO BioMed, Inc. will negotiate, in good faith and on reasonable commercial terms, to determine the terms of an additional license agreement for the commercialization of such new invention or discovery and according to Institution’s internal policies and guidelines. IASO BioMed, Inc. will have one (1) year after Institution discloses such new invention or discovery to exercise the first right to refusal. If IASO BioMed, Inc. and Institution fail to execute a license agreement within one (1) year after disclosure of such new invention and discovery to IASO BioMed, Inc., or if IASO BioMed, Inc. fails to make payment for intellectual property expenses as they may be agreed upon, Institution and IASO BioMed, Inc. shall negotiate, in good faith and on reasonable commercial terms, full and final settlement of each party’s interest in such new invention or discovery and upon conclusion of same, the parties shall be free to license the new invention or discovery to any party upon such terms as Institution and IASO BioMed, Inc. deem appropriate, without having any further obligation to the other in respect of same.

9.	TERM AND TERMINATION

9.1.	The term of this Agreement shall be for two (2) years or until the Research Program has been completed (as determined by receipt by IASO BioMed, Inc. of the Final Report pursuant to Paragraph 4.2 above), whichever occurs first. The term of this Agreement may also be extended by mutual written consent of all parties.

9.2.	This Agreement may be terminated without cause by any party at any time upon thirty (30) days advance written notice to the other party. Upon receipt of such notice of early termination by IASO BioMed, Inc., Institution shall use its best efforts to promptly limit or terminate any outstanding commitments and to conclude the Research Program.

9.3.	If either party is in breach of this Agreement, and if such breach is not cured within thirty (30) days receipt of written notice of such breach from the other party, then the non-breaching party shall be entitled to terminate this Agreement for cause. In the event of termination by Institution for breach by IASO BioMed, Inc., Institution shall be entitled to full payment to the next anniversary of the Effective Date of this Agreement and, upon payment, the breach shall be cured. In the event of termination by IASO BioMed, Inc., for breach by Institution, all further payments by IASO BioMed, Inc. shall cease and the value of the contract shall be prorated on a per diem basis and repaid to IASO BioMed, Inc. If the calculated value of the contract to the date of termination exceeds the amount then paid by IASO BioMed, Inc under Section 3, IASO BioMed, Inc., shall pay the difference.

9.4.	Termination or expiration of this Agreement shall not affect the obligations of the parties hereto, which are intended to survive termination or expiration of this Agreement.

10.	INDEPENDENT CONTRACTOR

For the purposes of this Agreement and with regard to the Research Program to be conducted hereunder, Institution, Principal Investigator, and any employee participating in the Study shall be deemed to be independent contractors and not agents or employees of IASO BioMed, Inc. Institution shall have no authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on IASO BioMed, Inc., without the prior written authorization of IASO BioMed, Inc. Institution shall be responsible for all taxes, withholding, insurance and payment of all benefits, social security costs and the like, if any, incurred by all personnel of the Institution and Principal Investigator participating in the Study.

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11.	USE OF NAME

Neither party will use the name, insignia or logo of the other party or of any personnel of the other party in any publicity or advertising with reference to the Research Program (except where such use of the name is legally required), without prior written consent of the other party.

12.	WAIVERS

No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

13.	SEVERABILITY

If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

14.	INTEGRATION CLAUSE

This Agreement represents and embodies all of the agreements and negotiations between the parties hereto and no verbal agreements or correspondence prior to the date of execution of this Agreement shall be held to vary the provisions hereon.

15.	MODIFICATIONS AND CHANGES

This Agreement and the research contemplated hereunder may not be amended, modified or extended unless by the mutual written consent of the parties hereto. Such consent shall be in writing and shall be executed by the parties prior to the time such amendment, modification or extension shall take effect.

16.	ASSIGNABILITY

Institution may not assign this Agreement to any other party without the prior written consent of IASO BioMed, Inc. IASO BioMed, Inc. may assign its rights and obligations hereunder, by written notice to Institution, to (a) any Affiliate of IASO BioMed, Inc. and (b) to a successor or transferee of IASO BioMed, Inc. (whether by merger, consolidation, purchase or otherwise) of either (i) all or substantially all of the assets of IASO BioMed, Inc., (ii) all or substantially all of the assets of the business or any part of the business to which it pertains or (iii) a transfer of over 51% of the outstanding common stock of IASO BioMed. As used in this Agreement, “Affiliate” shall mean, with respect to a party, any individual, corporation or other business entity which, either directly or indirectly, controls such party, is controlled by such party, or is under common control with such party. As used herein, “control” means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

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17.	WARRANTY

Institution warrants that the conduct of this research shall not conflict with any other agreement or understanding, express or implied, that Institution has with a third party. Institution warrants that no materials, ideas, reagents, methods, or supplies proprietary to any entity other than Institution shall be used in the course of the Research Program without the express written consent of IASO BioMed, Inc., unless Institution shall first obtain from such entity and be willing to grant to IASO BioMed, Inc., rights consistent with the provisions of Paragraph 8 above.

18.	GOVERNING LAW

Any disputes or claims arising under this Agreement shall be governed by the laws of the Province of Quebec and the laws of Canada applicable therein, without regard to conflicts of laws principles. The Parties hereby acknowledge that the Courts of the Province of Quebec, Canada, shall have exclusive and preferential jurisdiction to entertain any complaint, demand, claim or cause of action whatsoever arising out of this Agreement. The Parties hereby agree that if either of them commences any such legal proceedings, they will only be commenced in the Courts of the Province of Quebec, Canada, and hereby irrevocably submit to the exclusive jurisdiction of said Courts.

19.	NOTICES

All written communications including any notice, payment or report, required or permitted under this Agreement, shall be deemed to have been sufficiently given if mailed by prepaid, first-class mail to the following addresses or such other persons or addresses as shall hereafter be furnished by written notice to the other parties:

If to Institution:

The Research Institute of the McGill University Health Centre

2155 Guy Street, 5th Floor

Montreal QC H3H 2R9, Canada

Attention: Ms. Cinzia Raponi, CPA, CMA

General Director, Administration

If to Principal Investigator:

The Research Institute of the McGill University Health Centre

1001 Decarie Blvd, Bloc E

Montreal QC H4A 3J1, Canada.

Attention: Dr. Vassilios Papadopoulos

If to IASO BioMed, Inc:

7315 East Peakview Avenue,

Centennial,

Colorado 80111, USA

Attention: Mr. Richard Schell

20.	LANGUAGE

The parties hereto acknowledge that they have requested that this Agreement be drafted in the English language. Les parties reconnaissent avoir exigé que cette convention soit rédigée en anglais.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, this Agreement has been executed in triplicate by the duly authorized representatives of the parties hereto:

IASO BIOMED, INC.		THE RESEARCH INSTITUTE OF THE MCGILL UNIVERSITY HEALTH CENTRE

By:	/s/ Richard M. Schell	By:	/s/ Cinzia Raponi
Name:	Richard M. Schell	Name:	Cinzia Raponi, CPA, CMA
Title:	Chief Executive Officer	Title:	General Director, Administration
Date:	January 8, 2016	Date:	December 21, 2016

DR. VASSILIOS PAPADOPOULOS

		By:	/s/ Dr. Vassilios Papadopoulos
		Name:	Dr. Vassilios Papadopoulos
		Title:	Principal Investigator
		Date:	December 21, 2015

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EXHIBIT A

BRIEF DESCRIPTION OF RESEARCH PROJECT

Title

Peptide-based pharmacological induction of androgen formation in male hypogonadism

Scientific rationale

Testosterone (T) contributes to quality-of-life and well-being. Male development, virilization, sexual differentiation, and fertility rely on T production throughout life. Reduced serum T is common among (i) subfertile and infertile young men (primary and secondary hypogonadism); (ii) aging men because T levels decline after age 40 and are low in most men older than 60 (mainly primary but occasionally secondary hypogonadism); (iii) men with orchitis and following trauma (injury to genitalia, spinal cord injury), torsion, surgery, chemotherapy, irradiation, and in response to some medications (acquired hypogonadism). Reduced T is often associated with mood changes, fatigue, depression, decreased lean body mass, reduced bone mineral density, increased visceral fat, metabolic syndrome, decreased libido, and reduced sexual function. Testosterone replacement therapy (TRT) is used clinically to restore T levels.

TRT can be used to treat many of the symptoms associated with low T. In general, TRT shows clinical benefit in patients with andropause. However, TRT can suppress luteinizing hormone (LH) production, making this approach inappropriate for men who wish to have children and it is not recommended for patients with identified risk of prostate or breast cancer. Fluctuating T levels, skin irritation, T transfer to others through skin contact, worsened sleep apnea and high hematocrit are additional disadvantages of TRT. Recent studies demonstrated increased risk of adverse cardiac outcomes, including myocardial infraction, associated with TRT leading to FDA imposing a warning label for TRT. These findings also brought to light the increased use/misuse of androgenic steroids by healthy individuals, used to enhance muscular mass and adjust to age-related decline of T levels. Considering the clinical benefits of TRT, but its significant side-effects and misuse, alternative strategies for increasing T are needed.

Relevance of target to proposed indication

In search of the mechanisms regulating T synthesis in testes, we identified the 14-3-3ε protein adaptor as a negative regulator of Leydig cell steroidogenesis. Steroidogenesis begins in mitochondria. 14-3-3ε interacts with the outer mitochondrial membrane VDAC1 protein, forming a scaffold that limits the availability of cholesterol for steroidogenesis. [*]

Aim of the project

To undertake proof-of-principle in vivo preclinical study designed to assess the long-term effectiveness of TVS167 on restoring intra-testicular and serum T levels in hypogonadal young (LH-suppressed) and aged rats.

Work plan

[*]

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EXHIBIT B

BUDGET

IASO BioMed, Inc., funding responsibility hereunder is limited to the Funding Amount. In the event that the Funding Amount does not cover all items included in the Budget, IASO BioMed, Inc., and the Investigator shall be able to make modifications in order to fund any additional studies agreed by both parties.

BUDGET ITEM

SALARIES R&D PERSONNEL	Effort (%) / duration	Role on Project	Amount ($ USD)

- 1 x FTE @ $70K incl 19% benefits	[*]	[*]	[*]
- 1 x FTE @ $50K incl 19% benefits	[*]	[*]	[*]

PROJECT ACTIVITIES			[*]

Animal studies: long term treatment with Testosterone peptide			[*]
T. Peptide production, supplies			[*]
Analyses of samples			[*]

SUB-TOTAL BUDGET R&D WORK			[*]

Over- head (30%) host Institution RI MUHC			[*]

TOTAL BUDGET			[*]

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